Exhibit 10.2

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

ARBOR-CROWLEY, INC.

BUYER,

AZZ incorporated,

AZZ,

and

AAA INDUSTRIES, INC.

SELLER

and

the Shareholders of Seller

identified on Schedule 3.3 attached hereto

SHAREHOLDERS

March 31, 2008

TABLE OF CONTENTS

1.	Purchase and Sale		2
	1.1	Purchased Assets	2
	1.2	Assumption of Specified Liabilities	5
	1.3	Non-Assumption of Certain Liabilities	6
	1.4	No Expansion of Third-Party Rights	10
2.	Closing Consideration; Adjustment; Allocation of Consideration		10
	2.1	Closing Consideration	10
	2.2	Adjustment	12
	2.3	The Closing	14
3.	Representations and Warranties of Seller and the Shareholders		14
	3.1	Existence; Good Standing; Corporate Authority; Compliance With Law	14
	3.2	Authorization, Validity and Effect of Agreements	14
	3.3	Ownership of Capital Stock of Seller	15
	3.4	Financial Statements	15
	3.5	Absence of Certain Changes or Events	16
	3.6	Taxes	16
	3.7	Personal Property	17
	3.8	Accounts Receivable	17
	3.9	Inventory	18
	3.10	Business Property Rights	18
	3.11	Real Property	18
	3.12	Title to Property; Encumbrances; Sufficiency of Purchased Assets	22
	3.13	Licenses and Permits	22
	3.14	Compliance with Law	22
	3.15	Litigation	23
	3.16	Contracts	23
	3.17	Labor Matters	24
	3.18	Employee Plans	24
	3.19	Insurance	25
	3.20	Environmental Matters	25
	3.21	Customers and Suppliers	26
	3.22	No Brokers	26
	3.23	No Other Agreements to Sell the Purchased Assets	26
	3.24	Accuracy of Information	27
	3.25	Knowledge	27
	3.26	Books and Records; Internal Controls	27
4.	Representations and Warranties of Buyer		27
	4.1	Existence; Good Standing; Corporate Authority; Compliance With Law	27
	4.2	Authorization, Validity and Effect of Agreements	28
5.	Survival of Provisions/Indemnification		28
	5.1	Survival of Provisions	28
	5.2	Indemnification by Seller and the Shareholders	29
	5.3	Indemnification by Buyer	30
	5.4	Conditions of Indemnification	31

	5.5	Limitations on Indemnification		32
	5.6	AZZ Undertaking		33
6.	Other Covenants and Agreements			33
	6.1	Restrictive Covenants		33
		6.1.1	Customer Restriction	33
		6.1.2	Non-Raid	34
		6.1.3	Non-Competition	34
		6.1.4	Reformation	35
		6.1.5	Injunctive Relief	35
	6.2	Public Announcements		35
	6.3	Execution of Additional Documents		36
	6.4	Costs and Expenses		36
	6.5	Transfer Taxes		36
	6.6	Cooperation on Tax Matters; Business Records		36
	6.7	Allocation of Total Purchase Price		37
	6.8	Proration of Property Taxes		37
	6.9	Offer of Employment		37
	6.10	Guaranty of Receivables		38
	6.11	Real Estate Covenants and Conditions		39
	6.12	Right of First Refusal for Related Party Leased Equipment		41
	6.13	Purchase of Pollution Legal Liability Insurance		41
	6.14	Replacement of Seller’s Letter of Credit		42
7.	Closing Deliveries			43
	7.1	Seller’s and Shareholder’s Closing Deliveries		43
	7.2	Buyer’s Closing Deliveries		44
8.	Miscellaneous			44
	8.1	Notices		44
	8.2	Binding Effect; Benefits		45
	8.3	Entire Agreement		46
	8.4	Governing Law		46
	8.5	Counterparts		46
	8.6	Headings		46
	8.7	Waivers		46
	8.8	Merger of Documents		47
	8.9	Incorporation of Exhibits and Schedules		47
	8.10	Severability		47
	8.11	Assignability		47
	8.12	Drafting		48
	8.13	References		48
	8.14	Calendar Days, Weeks and Months		48
	8.15	Gender; Plural and Singular		48
	8.16	Cumulative Rights		48
	8.17	No Implied Covenants		48
	8.18	Attorneys’ Fees		48
	8.19	Indirect Action		48

Exhibit
A	Form of Bill of Sale, Assignment and Assumption Agreement
B	Form of Warranty Deed
C	Form of Escrow Agreement
D	Financial Statements
E	Form of Receivables Guaranty
F	Kevin Irving Employment Agreement
G	Form of FIRPTA Certificate
H	Purchased Assets Value and Assumed Liabilities Value Calculation
I	Laxman Alreja Consulting Agreement

Schedule
1.1.1	Certain Purchased Assets
1.1.1(a)	Certain Leased Assets
1.1.2	Excluded Assets
1.2A	Certain Assumed Liabilities
1.2B	Assumed Contracts
1.3(viii)	Minnesota Plant Liabilities
3.1	Subsidiaries
3.2	Seller’s and Shareholders’ Third Party Consents Required
3.3	Ownership of Capital Stock of Seller
3.5	Certain Changes or Events
3.6	Tax Matters
3.7	Condition of Purchased and Leased Assets
3.10	Business Property Rights
3.11	Real Property
3.11(b)	Leases
3.11(c)	Copies of Leases and Other Real Property Documentation That Has Not Been Made Available to Buyer
3.12	Encumbrances
3.13	Licenses and Permits
3.14	Compliance with Law
3.15	Pending or Threatened Litigation or Claims
3.16	Contracts
3.16(a)	Nonassignable Contracts
3.17	Employment and Labor Agreements
3.18	Employee Plans
3.19	Insurance
3.20	Environmental Matters
3.20(a)	Environmental Assessment Reports
3.21(a)	Customers
3.21(b)	Suppliers
6.9	Employees of Seller and Annual Compensation Rates
6.11.4	Title Policies

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of March 31, 2008, by and among ARBOR-CROWLEY, INC., a Delaware corporation (“Buyer”), AZZ incorporated, a Texas corporation (“AZZ”), AAA INDUSTRIES, INC., an Illinois corporation for itself and its wholly owned subsidiaries identified on Schedule 3.1 (collectively, “Seller”), and Seller’s Shareholders identified on Schedule 3.3 (collectively, the “Shareholders”).

WHEREAS, the Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of Seller;

WHEREAS, Seller is engaged in the galvanizing business (the “Business”) and desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Purchased Assets (as such term is hereinafter defined) in accordance with the terms and conditions hereinafter set forth;

WHEREAS, AZZ is the record and beneficial owner of all of the issued and outstanding capital stock of Buyer;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale.

1.1 Purchased Assets.

1.1.1 On the terms and subject to the conditions contained in this Agreement, at the Closing (as such term is hereinafter defined), Seller shall sell, assign, grant, convey, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the real property described in clause (xiii) of this Section 1.1.1 and all of the assets and properties of Seller of every kind, nature and description (wherever located) free of any Encumbrance (as hereafter defined) and all indebtedness, including, without limitation, the Seller Indebtedness (as hereafter defined), except the Excluded Assets (as such term is hereinafter defined). The assets and properties to be sold, granted, conveyed, transferred, assigned and delivered by Seller to Buyer hereunder are hereinafter referred to collectively as the “Purchased Assets.” Without limiting the generality of the foregoing, the Purchased Assets shall include, without limitation, the following assets and properties of Seller (except any of the following which are Excluded Assets):

(i) all accounts, notes, vendor rebate, agency commission, credit card and other receivables (including, without limitation, amounts due from Seller’s customers whether recorded as accounts, notes, vendor rebate, agency commission, credit card or other receivables or reductions in accounts payable) and related deposits, security or collateral therefor (including, without limitation, recoverable customer deposits of Seller);

(ii) all machinery, inventories, inventories of parts, computers, furniture, furnishings, fixtures, office supplies and equipment, automobiles, trucks, vehicles, returnable containers, tools and parts, raw materials and work in process;

(iii) all drawings, blueprints, specifications, designs and data of Seller;

(iv) all technology, know-how, designs, devices, processes, methods, inventions, drawings, schematics, specifications, standards, trade secrets and other proprietary information, and all patents and applications therefor;

(v) all right, title and interest of Seller in and to the names “AAA Galvanizers,” “AAA Galvanizing” and all other derivations thereof and all trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations relating specifically to such names, the applications therefor and the licenses thereto, together with the goodwill and the business appurtenant thereto; provided, however, Seller may use the name “AAA” and “AAA Industries” in connection with any business that is not a galvanizing business or related to a galvanizing business;

(vi) all catalogues, brochures, sales literature, promotional material, samples and other selling material of Seller;

(vii) all books and records and all files, documents, papers, agreements, books of account and other records pertaining to the Purchased Assets or to Seller’s Business;

(viii) subject to the provisions of Section 1.1.4, all right, title and interest of Seller under all contracts, agreements, leases, sales orders, purchase orders and other commitments (whether oral or written) by which any of the Purchased Assets are bound or affected, or to which Seller is a party or by which it is bound (the “Contracts”), and that Buyer has requested be assigned to it pursuant to Section 1.2 hereof;

(ix) all lists maintained by Seller of past, present and prospective customers of Seller for the period in which the Seller has owned the Business;

(x) all goodwill relating to the Purchased Assets or Business as a going concern;

(xi) to the extent they are transferable, all governmental, establishment and product licenses and permits, approvals, license and permit applications and license and permit amendment applications;

(xii) all claims against third parties, whether or not asserted and whether now existing or hereafter arising, related to the Business or the Purchased Assets (including, without limitation, all claims based on any indemnities or warranties in favor of Seller relating to the Business or any of the Purchased Assets);

(xiii) except for the real property and improvements thereon of Seller located in Cicero, Illinois (the “Cicero Real Property”), all real property owned by Seller, together with all interests in such real property, all buildings, improvements and other structures located on such real property, all uses, easements, appurtenant rights and rights-of-way which benefit such real property and all minerals (including, without limitation, oil, gas, clay, sand and all other surface or subsurface minerals or materials and other substances of any nature however mined or severed) (the “Owned Real Property”); and

(xiv) all right, title and interest of Seller in and to the following domain name: www.aaagalvanizing.com, together with the goodwill and the business appurtenant thereto.

Without limiting the generality of the foregoing, the Purchased Assets shall, except as set forth in Section 1.1.2 hereof and except for certain machinery, equipment and leasehold improvements which are leased by Seller attached hereto as Schedule 1.1.1(a), include all assets which are held in connection with, or used or held for use in the operations of the Business, including those set forth in a detailed list of plant and equipment as of the Balance Sheet Date (as such term is hereinafter defined) prepared from the accounting records of Seller and attached hereto as Schedule 1.1.1, and all such assets of Seller as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except any such assets which may have been disposed of since the Balance Sheet Date in the ordinary course of business on a basis consistent with past practice.

1.1.2 Anything herein contained to the contrary notwithstanding, (i) all of Seller’s cash, (ii) all rights of Seller relating to its joint venture with Zinco Services, SRL, an Italian entity, including cash and assets of the joint venture (which are not included on Seller’s balance sheet), (iii) the Cicero Real Property and Seller’s plant and equipment attributable to the Cicero Real Property (iv) certain other non-operating assets of Seller, which are not used in, or relevant to, the Business, including the minute book and stock transfer records of Seller and (v) Seller’s 2008 Lexus LS460 (collectively, the “Excluded Assets”) are specifically excluded from the Purchased Assets and shall be retained by Seller. The Excluded Assets are listed on Schedule 1.1.2 hereof.

1.1.3 Subject to Section 1.1.4 hereof, at the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Purchased Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other usual and customary documents as may be requested by Buyer in order to carry out the intentions and purposes hereof, which shall include general warranty deeds in the Form of Exhibit B (the “Deeds”) conveying the Owned Real Property to Buyer.

1.1.4 Notwithstanding the foregoing, this Agreement shall not constitute an agreement to assign or transfer any Contract if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Contract that requires the consent or approval of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date and Buyer waives as of the Closing Date the condition that such consent or approval be obtained, Seller shall continue to use all reasonable efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in all benefits under any such Contract, including without limitation performance by Seller as agent if economically feasible; provided, however, that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained as of the Closing Date. Seller shall pay and discharge, any and all reasonable out-of-pocket costs of seeking to obtain or obtaining any such contractual consent or approval whether before or after the Closing Date; provided, however, such reasonable out-of-pocket costs shall not exceed $5,000. Nothing in this Section 1.1.4 shall be deemed a waiver by Buyer of its right to have received on or before the Closing Date an effective assignment of all of the Contracts it has requested be assigned to it nor shall this Section 1.1.4 be deemed to constitute an agreement to exclude any Contracts from the terms of this Agreement.

1.2 Assumption of Specified Liabilities. Upon the terms and subject to the conditions set forth herein, subject however to Section 1.1.4 and 1.3 hereof, and as additional consideration for Buyer’s purchase of the Purchased Assets, Buyer shall, at Closing, assume, and covenant and agree to pay, perform and discharge when due, only the following liabilities and obligations of Seller (the “Assumed Liabilities”) listed on Schedule 1.2A hereof:

(i) liabilities for accounts payable and accrued wages associated with the operation of the Business and reflected on the Seller’s balance sheet; and

(ii) those liabilities or obligations of Seller accruing after the Closing Date under the terms of a Contract or other obligation which is listed on Schedule 1.2B hereof.

Subject to Sections 1.1.4 and 1.3 hereof, at the Closing, Buyer shall execute and deliver to Seller the Bill of Sale, Assignment and Assumption Agreement assuming the Assumed Liabilities.

1.3 Non-Assumption of Certain Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any liabilities or obligations of Seller of any kind, nature or description whatsoever, except as expressly provided in this Section 1.3 or in Section 1.2 hereof (the “Excluded Liabilities”). Anything in Section 1.2 hereof or elsewhere herein to the contrary notwithstanding and without limiting the generality of the foregoing, Buyer shall not assume, and shall not be deemed to have assumed or be in any way liable for or subject to or have any obligation for or with respect to, any of the following Excluded Liabilities:

(i) except as specifically provided in Section 1.2(i) or Section 6.9, any and all claims, liabilities or obligations that arise prior to or on the Closing Date in connection with persons employed or seeking to be employed, including without limitation any and all such claims, liabilities or obligations that arise out of, result from, or relate to (a) Employment and Labor Agreements, Employee Policies and Procedures or Plans (as such terms are hereinafter defined), (b) any National Labor Relations Board (“NLRB”) proceedings, (c) any other matters arising out of the employment of people, such as workers’ compensation, wage and hour, safety and health, employment discrimination, unfunded pension liability for vested and non-vested employees, vacation accruals, and the like, and (d) any liability, including without limitation federal and state income tax liability, by reason of Seller’s failure, through any act or omission prior to or on the Closing, Date to comply with the requirements of COBRA (as such term is hereinafter defined) with respect to any “qualified beneficiary” (as defined in COBRA); or

(ii) any and all liabilities or obligations of Seller in respect of (x) any Taxes (as such term is hereinafter defined) attributable to periods prior to or ending or occurring on the Closing Date, or (y) any Taxes, legal, accounting, brokerage, finder’s fees, or other expenses of whatsoever kind or nature incurred by Seller or any partner, affiliate, director, employee or officer of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; or

(iii) any and all liabilities or obligations of Seller arising out of any litigation, action, suit or proceeding based solely upon an event occurring, or a claim arising (x) on or prior to the Closing Date (including, without limitation, the litigation, actions, suits, proceedings and claims listed on Schedule 3.15 hereof), or (y) after the Closing Date in the case of claims, litigation, actions, suits or proceedings in respect of products sold or services provided by Seller on or prior to the Closing Date and that Buyer can demonstrate are attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(iv) all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which have been shipped by Seller on or prior to the Closing Date; provided, however, Buyer shall not provide any warranty work to customers with respect to any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date without Seller’s prior written consent; or

(v) all warranties, liabilities or obligations to customers with respect to the repair or replacement of any products which have been manufactured, sold or otherwise provided by Seller on or prior to the Closing Date and which are shipped by Buyer after the Closing Date; provided, however, Buyer shall be responsible for any liabilities or obligations that may arise in connection with the shipping of such products; or

(vi) any and all liabilities or obligations of Seller under any of the Contracts assigned to Buyer hereunder based solely upon an event occurring or a claim arising (x) on or prior to the Closing Date, or (y) after the Closing Date solely to the extent that Buyer can demonstrate those liabilities and obligations are attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(vii) any and all liabilities or obligations of Seller arising out of this Agreement; or

(viii) except as set forth on Schedule 1.3(viii), any and all liabilities or obligations of Seller arising out of or related to Seller’s galvanizing plant in Winsted, Minnesota arising (x) on or prior to the Closing Date, or (y) after the Closing Date solely to the extent that Buyer can demonstrate those liabilities and obligations are attributable to acts performed or omitted by Seller on or prior to the Closing Date; or

(ix) any Release (as such term is hereinafter defined) or threat of Release into the environment of a Hazardous Material (as such term is hereinafter defined) (1) indicated in any environmental reports as listed on Schedule 3.20(a) with respect to the Purchased Assets, or (2) at or from any property to which Hazardous Material has been sent or arranged for shipment by Seller on or prior to the Closing Date (hereafter a “Seller Environmental Condition”), including without limitation (x) any suits, causes of action, proceedings, judgments, administrative and judicial orders arising out of any matter relating to such Seller

Environmental Condition, (y) any liability arising in tort (strict or otherwise) resulting from any such Seller Environmental Condition, and (z) any required cleanup or full or partial remediation of such Seller Environmental Condition in accordance with the provisions or requirements of any Environmental Law (as such term is hereinafter defined); or

(x) (a) all obligations of the Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Seller evidenced by bonds, debentures, notes or similar instruments, including, without limitation, any industrial revenue bonds, (c) all obligations of the Seller upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business), (d) all obligations of the Seller under conditional sale or other title retention agreements relating to property acquired by the Seller, (e) all obligations of the Seller in respect of the deferred purchase price of property or services (excluding current accounts payable in the ordinary course of business), (f) all other indebtedness of the types described herein of other persons or entities secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Seller, whether or not such indebtedness secured thereby has been assumed by Seller, (g) all guarantees by the Seller of the indebtedness of any other person or entity, (h) all capital lease obligations of the Seller (not otherwise assumed pursuant to this Agreement), (i) all obligations, contingent or otherwise, of the Seller as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of the Seller, in respect of bankers’ acceptances and (k) all of the Seller’s and Shareholder’s fees relating to the transaction contemplated by this Agreement (collectively, the “Seller’s Indebtedness”) The “Seller’s Indebtedness” shall include the indebtedness of any other entity (including any partnership in which the Seller is a general partner) to the extent the Seller is liable or could be liable therefor as a result of the Seller’s ownership in, or other relationship with, such other entity; or

(xi) any and all liabilities or obligations of Seller occurring prior to or after the Closing Date with respect to any Contract, including, without limitation, any Contract pursuant to which any counterparty to such Contract is related to Seller by blood or “control” (as defined in Section 5.2), except for any such Contract that is assumed by Buyer and set forth on Schedule 1.2B; or

(xii) any and all liabilities or obligations of Seller relating to the Cicero Real Property and Seller’s plant and equipment attributable to the Cicero Real Property;

(xiii) any and all liabilities or obligations of Seller regarding termination or severance pay to salaried, non-exempt or hourly employees; or

(xiv) any and all liabilities or obligations due to Lexus Financial Services in regard to Seller’s 2008 Lexus LS460 (Account Number 0046467685).

As used herein, the term “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

As used herein, the term “COBRA” means the provisions of the Code, ERISA and the Public Health Service Act enacted by Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (P.L. 99-272), including any subsequent amendments to such provisions.

As used herein, the term “Code” means the Internal Revenue Code of 1986, as amended.

As used herein, the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

As used herein, the term “Environmental Laws” shall mean all applicable laws and regulations (federal, state, and local) relating to pollution or to the protection of public safety, public health, public welfare, industrial hygiene, or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation (i) those laws and regulations relating to the Release or threatened Release of Hazardous Materials and to the manufacture, generation, management, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, (ii) duties or requirements arising out of common law, and (iii) judicial and administrative interpretations thereof.

As used herein, the term “Hazardous Material” shall mean (i) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law (including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” or “hazardous waste,” “pollutant or contaminant,” “petroleum” or “natural gas liquids” in CERCLA, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, or comparable state and local statutes or in the regulations adopted and publications promulgated pursuant to said statutes), and (ii) any asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, petroleum, petroleum products, oil, solid waste, pollutants, and other contaminants (whether or not regulated under any Environmental Law).

As used herein, the term “Release” shall mean emitting, depositing, leaking, spilling, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

As used herein, the terms “Tax” or “Taxes” means all federal, foreign, state, county, local or other net or gross income, gross receipts, sales, use, transfer, transfer gains, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts).

1.4 No Expansion of Third-Party Rights. The assumption by Buyer of any liabilities of Seller hereunder shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies that such third party would have had against Seller had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of such liabilities shall not create any third-party beneficiary rights.

2. Closing Consideration; Adjustment; Allocation of Consideration.

2.1 Closing Consideration. The total consideration for the Purchased Assets shall consist of the following:

2.1.1 At the Closing, Buyer shall pay to Seller an amount equal to $80,939,000.00 (the “Purchase Price”), as adjusted pursuant to this Section 2.1.1, less (i) the Indemnity Deposit (as defined in Section 2.1.2(a)), (ii) the Environmental Deposit (as defined in Section 2.1.2(b)), 50% of the Pollution Legal Liability Premiums (as defined in Section 6.13) and (iii) 50% of the filing fees previously paid by Buyer in connection with the filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the “Initial Payment”). The Initial Payment shall be made by wire transfer to an account or accounts designated by Seller by written notice to Buyer given at least two (2) business days prior to the Closing Date. Seller shall deliver to Buyer an estimated balance sheet of the Seller as of the last day of the calendar month preceding the month in which the Closing Date occurs (the “Estimated Balance Sheet”), such balance sheet to be prepared in accordance with generally accepted accounting principles. Seller shall determine the “Purchased Assets Value” in accordance with Exhibit H determined based on the Audited Financial Statements. If the Purchased Assets Value is greater than $55,343,893 (calculated in accordance with Exhibit H), the Purchase Price shall be increased by the amount by which the Purchased Assets Value is greater than $55,343,893 (the “Asset Increase Adjustment Amount”). If the Purchased Assets Value is less than $55,343,893 (calculated in accordance with Exhibit H) the Purchase Price shall be decreased by the amount by which the Purchased Assets Value is less than $55,343,893 (the “Asset Decrease Adjustment Amount”). Seller shall also determine the “Assumed Liabilities Value” in accordance with Exhibit H determined based on the Audited Financial Statements. If the Assumed Liabilities Value is greater than $3,067,607 (calculated in accordance with Exhibit H), the Purchase Price shall be decreased by the amount by which the Assumed Liabilities Value is greater than $3,067,607 (the “Liability Increase Adjustment Amount”). If the Assumed Liabilities Value is less than $3,067,607 (calculated in accordance with Exhibit H) the Purchase Price shall be increased by the amount by which the Assumed Liabilities Value is less than $3,067,607 (the “Liability Decrease Adjustment Amount”).

2.1.2 (a) At the Closing, Buyer also shall deposit $2,000,000 (such amount, the “Indemnity Deposit”) with Regions Bank, an Alabama Banking Corporation, as escrow agent (the “Escrow Agent”), which amount shall be held and disposed of pursuant to the terms of this Agreement and an Escrow Agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”). The Escrow Agreement shall be executed and delivered by Buyer, Seller and the Escrow Agent at the Closing. Provided no dispute then exists as to any Claim by Buyer of all or a portion of the Indemnity Escrow Fund (as defined below) and after giving effect to any additional payments in satisfaction of Seller’s and the Shareholders’ representations, warranties, covenants and obligations under this Agreement, the Indemnity Escrow Fund will be released to Seller on May 14, 2009 (the “Escrow Termination Date”), and the Escrow Agreement shall thereupon terminate. To the extent a dispute does exist as to a Claim or Claims on the Escrow Termination Date, an amount equal to the amount of such Claim or Claims will be withheld from such remaining Indemnity Escrow Fund and will continue to be held in accordance with the provisions of this Agreement and the Escrow Agreement until such Claim or Claims have been fully resolved. Seller’s obligations under this Agreement shall not be affected by any termination of the Escrow Agreement. As used herein, the term “Indemnity Escrow Fund” shall mean the Indemnity Deposit delivered as provided above, together with all interest and other income earned thereon. Notwithstanding anything to the contrary contained in the Escrow Agreement, as among Seller, the Shareholders and Buyer, the fees, costs and expenses of the Escrow Agent under the Escrow Agreement shall be borne 50% by Seller and the Shareholders (jointly and severally) and 50% by Buyer.

(b) At the Closing, Buyer also shall deposit $265,000 (such amount, the “Environmental Deposit”) with the Escrow Agent, which amount shall be held and disposed of pursuant to the terms of this Agreement and the Escrow Agreement. As used herein, the term “Environmental Escrow Fund” shall mean the Environmental Deposit delivered as provided above, together with all interest and other income earned thereon.

(c) For United States federal income tax purposes (and any relevant state or local income, franchise or sales and use taxes purposes), Seller and Buyer shall (x) treat all amounts deposited into the Indemnity Escrow Fund and the Environmental Escrow Fund as the property of Seller on the date such amounts are deposited into the Indemnity Escrow Fund and Environmental Escrow Fund and (y) Seller shall report and pay any Taxes due and payable on any income earned on or with respect to the funds deposited in the Indemnity Escrow Fund and Environmental Escrow Fund except to the extent of payments to Buyer thereof.

2.1.3 At the Closing, Seller shall maintain an amount equal to $3,000,000 of the Purchase Price in reserve (the “Adjustment Reserve”) for the payment to Buyer of any adjustment amount, if applicable, pursuant to Section 2.2.4 below. Buyer shall not distribute any portion of the Adjustment Reserve to the Shareholders until (i) the foregoing adjustment amount, if applicable, has been paid to Buyer or (ii) it is determined pursuant to the final and binding Audited Financial Statements that no such adjustment payment is due to Buyer.

2.2 Adjustment.

2.2.1 Within seventy-five (75) days after the Closing Date, Seller shall deliver to Buyer financial statements for Seller as of the Closing Date which have been prepared in accordance with, and reflect all audit adjustments (regardless of amounts or materiality and whether or not waived in prior periods) required by, generally accepted accounting principles applied consistently with Seller’s prior financial statements and audited by Washington, Pittman & McKeever, LLC (“Seller’s Auditor”) (the “Audited Financial Statements”). Promptly upon Buyer’s request, Seller shall make available to Buyer copies of the work papers and back-up materials used by Seller’s Auditor in preparing the Audited Financial Statements and such other documents as Buyer may reasonably request in connection with its review of the Audited Financial Statements. The fees and expenses payable to Seller’s Auditor shall be paid 50% by Seller and the Shareholders (jointly and severally); provided, however, Seller and the Shareholders shall only be responsible for such fees up to $5,000.00 and the balance of such fees shall be paid by Buyer.

2.2.2 Within thirty (30) days after Buyer’s receipt of the Audited Financial Statements, Buyer shall review the Audited Financial Statements and notify Seller in writing whether or not Buyer accepts the Audited Financial Statements. If Buyer accepts the Audited Financial Statements, the Audited Financial Statements shall become final and binding on all parties.

2.2.3 If Buyer in good faith objects to any item set forth on the Audited Financial Statements, Buyer shall give notice thereof to Seller in writing within thirty (30) days after receipt of the Audited Financial Statements, specifying in reasonable detail the nature and extent of such disagreement, and Buyer and Seller shall have a period of thirty (30) days from Seller’s receipt of such notice in which to resolve such disagreement. If such notice of objection is not received by Seller within thirty (30) days after receipt of the Audited Financial Statements, it shall be deemed that Buyer has accepted the Audited Financial Statements with respect to all items set forth therein and the Audited Financial Statements shall become final and binding on all parties. Any disputed items which cannot be agreed to by the parties within thirty (30) days from Seller’s receipt of Buyer’s notice of objection to any of the items set forth in the Audited Financial Statements (the “Unresolved Objections”) shall be referred by Buyer to the Fort Worth, Texas office of the accounting firm of Ernst & Young LLP (the “Accountant”) for reconciliation with Seller’s Auditor. In the event Seller’s

Auditor and Accountant cannot reach agreement on the Unresolved Objections within thirty (30) days from the date such Unresolved Objections are referred thereto, Seller’s Auditor and Accountant shall mutually agree on a nationally recognized independent accounting firm (the “Independent Accountant”) to fully and finally resolve all Unresolved Objections. The engagement of and the determination by Independent Accountant (or any other accounting firm designated by Independent Accountant as set forth below) shall be completed within sixty (60) days after such assignment is given to Independent Accountant and shall be final and binding and shall be nonappealable by Seller and Buyer. If for any reason Independent Accountant is unable to act in such capacity, such determination will be made by any other nationally recognized accounting firm selected by Independent Accountant. The fees and expenses payable to Independent Accountant (or any other accounting firm designated by Independent Accountant in connection with such determination will be borne 50% by Seller and the Shareholders (jointly and severally) and 50% by Buyer, unless (i) the determination of Independent Accountant (or any other accounting firm designated by Independent Accountant) with respect to the Unresolved Objections results in a payment by Seller, out of the Indemnity Escrow Fund or otherwise, in an amount which exceeds by more than $25,000.00 the amount Seller shall have last claimed Seller owes hereunder at the end of the thirty (30) day period following Seller’s receipt of Buyer’s notice of objection, in which case the fees and expenses payable to Independent Accountant (or any other accounting firm designated by Independent Accountant) shall be paid by Seller and the Shareholders (jointly and severally), or (ii) the determination of Independent Accountant (or any other accounting firm designated by Independent Accountant) with respect to the Unresolved Objections results in a payment by Buyer in an amount which exceeds by more than $25,000.00 the amount Buyer shall have last claimed it owes hereunder at the end of the thirty (30) day period following Seller’s receipt of Buyer’s notice of objection, in which case the fees and expenses payable to Independent Accountant (or any other accounting firm designated by Independent Accountant) shall be paid by Buyer.

2.2.4 Within three (3) business days after the date that the Audited Financial Statements become final and binding in accordance with Section 2.2.2 or 2.2.3, as the case may be, (a) Buyer shall pay to Seller in cash (by means of federal funds wire or interbank transfer in immediately available funds) (i) the Asset Increase Adjustment Amount and (ii) the Liability Decrease Adjustment Amount and (b) Seller shall pay to Buyer in cash (by means of federal funds wire or interbank transfer in immediately available funds) from the Adjustment Reserve an amount equal to (i) the Asset Decrease Adjustment Amount and (ii) Liability Increase Adjustment Amount. With respect to the foregoing, if payments are required to be made by each of Buyer and Seller, such payments shall be netted such that only one payment shall be required to be made by either Buyer or Seller, as applicable. Any adjustments made pursuant to this Section 2.2.4 shall be considered adjustments to the Purchase Price for tax purposes.

2.2.5 AZZ hereby guarantees the obligation of Buyer under this Section 2.2.

2.3 The Closing. The execution of this Agreement and the other documents contemplated herein and the closing of the purchase and sale of the Purchased Assets provided herein (the “Closing”) shall occur simultaneously at the offices of Kelly Hart & Hallman LLP, 201 Main Street, Suite 2500, Fort Worth, Texas 76102, at 10:00 a.m., local time, on March 31, 2008 or at such other time and place or on such other date as Seller and Buyer may mutually agree (such date and time of Closing being herein referred to collectively as the “Closing Date”). The Closing shall be deemed to have occurred as of 11:59 p.m. on the Closing Date.

3. Representations and Warranties of Seller and the Shareholders. Seller, and with respect to Section 3.2 and 3.3 the Shareholders severally as to their own individual approvals and obligations hereunder, represent and warrant to Buyer as follows:

3.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Seller, including its wholly owned subsidiaries, all of which are identified on Schedule 3.1 (the “Subsidiaries”) (i) are corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation; (ii) are duly licensed or qualified to do business as a foreign corporation under the laws of any jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their business makes such qualification necessary; (iii) have all requisite corporate power and authority to own their properties and carry on their business as now conducted; (iv) are not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which they are a party or are subject; (v) are not in violation of any laws, ordinances, governmental rules or regulations to which they are subject except where such violation would not have a material adverse affect on the business or operations of Seller; and (vi) have obtained all licenses, permits and other authorizations and have taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted except where such failure would not have a material adverse affect on the business or operations of Seller.

3.2 Authorization, Validity and Effect of Agreements.

3.2.1 The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Seller and a majority of Seller’s shareholders, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.

3.2.2 This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller and the Shareholders (but only with respect to such agreements and documents actually executed by such party) enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

3.2.3 The execution and delivery of this Agreement by each of Seller and the Shareholders does not, and the consummation of the transactions contemplated hereby by each of Seller and the Shareholders will not except as set forth on Schedule 3.2 hereof, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party other than compliance with any applicable requirements of the HSR Act; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under any Seller Indebtedness, or result in the creation or imposition of any Encumbrance (as such term is hereinafter defined) upon any part of the property of Seller or the Shareholders pursuant to any provision of, any Seller Indebtedness, order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller or the Shareholders is a party or by which any of them is bound; or (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Seller as amended to the date hereof. As used herein, the term “Encumbrance” means any security interest, pledge, mortgage, lien (including without limitation, environmental and tax liens), charge, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, transfer, or other exercise of any attributes of ownership.

3.3 Ownership of Capital Stock of Seller.

3.3.1 Each Shareholder is the record and beneficial owner of the issued and outstanding capital stock of Seller set forth on Schedule 3.3.

3.3.2 There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Seller or obligating Seller or the Shareholders to issue or sell any shares of capital stock of, or any other interest in, Seller.

3.4 Financial Statements.

3.4.1 Seller has furnished to Buyer (i) a balance sheet of Seller as of December 31, 2007 (the “Balance Sheet Date”); and (ii) a statement of operations of Seller for the year ended December 31, 2007; copies of which are attached hereto as Exhibit D. The financial statements referred to in (i) through (ii) above are herein collectively referred to as the “Financial Statements”.

3.4.2 The Financial Statements fully and fairly set forth, in all material respects, the financial condition of Seller as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein.

3.5 Absence of Certain Changes or Events. Except as set forth on Schedule 3.5, since the Balance Sheet Date, there has not been: (i) any material adverse change in the business, operations, properties, condition (financial or other) of Seller, and to the knowledge of Seller no factor or condition exists and no event has occurred that would be likely to result in any such change, (ii) any material loss, damage or other casualty to the Purchased Assets (other than any for which insurance awards have been received or guaranteed), or (iii) any loss of the employment, services or benefits of Kevin Irving. Since the Balance Sheet Date, Seller has operated its Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice, (ii) incurred or failed to discharge or satisfy any Encumbrance other than Encumbrances arising in the ordinary course of business consistent with past practice, (iii) sold or transferred any of the assets of the Business except in the ordinary course of business consistent with past practice or canceled any debts or claims or waived any rights material to the operations of its business, (iv) defaulted on any material obligation, (v) entered into any transaction material to its Business, or materially amended or terminated any arrangement material to its Business or relating to its Business, except in the ordinary course of business consistent with past practice, (vi) redeemed any of its capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of its capital stock or otherwise other than S corporation tax distributions, if any, or (vii) settled, released or forgiven any material claim or material litigation or waived any material right thereto; (viii) made, changed or revoked any election or method of accounting with respect to Taxes affecting or relating to its Business; (ix) entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes, or (x) entered into any agreement or made any commitment to do any of the foregoing. For purposes of this Section 3.5, a material adverse change shall mean any $25,000 or more adverse change in the business, operations, properties, condition (financial or other) of Seller.

3.6 Taxes.

(i) Except as provided in Schedule 3.6 attached hereto, the Seller has timely filed all returns and reports required to be filed for Taxes for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Periods”) (collectively, the “Returns”) and such Returns as filed are accurate and complete in all material respects.

(ii) Except as provided in Schedule 3.6 attached hereto, the Seller has timely paid all Taxes (whether or not shown on a Return) for all Pre-Closing Periods or adequately disclosed and fully provided for such Taxes on the balance sheet of the Seller as of the Balance Sheet Date.

(iii) Except as provided in Schedule 3.6 attached hereto, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Seller, threatened by any authority regarding any Taxes relating to the Seller or the Assets for any Pre-Closing Period.

(iv) No claim has been made in the ten years preceding the date of this Agreement by any taxing authority in a jurisdiction where the Seller does not file Returns that the Seller or any of the Assets are or may be subject to taxation by that jurisdiction.

(v) There are no liens or security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes.

(vi) Except as provided in Schedule 3.6 attached hereto, there are no agreements for the extension or waiver of the time for assessment of any Taxes relating to the Seller or the Assets for any Pre-Closing Period and the Seller has not been requested to enter into any such agreement or waiver.

(vii) Except as provided in Schedule 3.6, all Taxes which the Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(viii) Except pursuant to this Agreement, Seller is not now nor has been a party to any tax indemnification, tax allocation or tax sharing agreement that could result in any liability to the Buyer.

(ix) Except as provided in Schedule 3.6 attached hereto, Seller has not been included in any “consolidated,” “unitary” or “combined” Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

3.7 Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property owned, leased or used by Seller in its Business are sufficient and adequate to carry on its Business as presently conducted and, except as provided in Schedule 3.7 attached hereto, are in good operating condition and repair and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

3.8 Accounts Receivable. All trade accounts, notes and other receivables of the Business reflected in the Balance Sheet and all trade accounts, notes and other receivables of the Business included in the Purchased Assets or arising between the Balance Sheet Date and the date hereof have arisen in the ordinary course of business and represent bona fide indebtedness which to Seller’s knowledge are not in dispute (subject to no counterclaim, right of setoff or warranty claim, or to the extent subject to any counterclaim, right of setoff or warranty claim, are net of appropriate reserves therefor properly reflected in the Balance Sheet) incurred by the applicable account debtor for goods held subject to delivery instructions or heretofore shipped or delivered pursuant to a contract of sale or for services heretofore performed by Seller.

3.9 Inventory. The inventories of the Business reflected in the Financial Statements or included in the Purchased Assets, or acquired by Seller between the Balance Sheet Date and the date hereof, are carried on a FIFO basis in the case of raw materials, and do not include any inventory (other than the amount of normal shrinkage in inventory since the Balance Sheet Date) which is not usable or saleable in the ordinary course of business as heretofore conducted, unless full and adequate reserves have been provided therefor on such Financial Statements in accordance with generally accepted accounting principles consistently applied.

3.10 Business Property Rights.

3.10.1 Schedule 3.10 hereof sets forth (i) all computer software, patents, and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date hereof and which are used or held for use in connection with the Business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller; and (ii) all licenses granted by or to Seller and all other agreements to which Seller is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller which are used or held for use in connection with the Business.

3.10.2 The property referred to in Section 3.10.1 hereof, together with (i) all designs, methods, inventions and know-how, related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by Seller which have not been registered (collectively “Business Property Rights”), constitute all such proprietary rights owned or held by Seller.

3.10.3 Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 3.15 hereof, no person or entity has made or, to the best of Seller’s and the Shareholders’ knowledge, threatened to make any claims that Seller is in violation of or infringes any other proprietary or trade rights of any third party. To the best of Seller’s and the Shareholders’ knowledge, no third party is in violation of or is infringing upon any Business Property Rights.

3.11 Real Property.

3.11.1 Except as set forth on Schedule 3.11,

(i) Seller currently has in place commercial general liability insurance with respect to damage or injury to person or property occurring on the Owned Real Property and fire and extended coverage property insurance policies (collectively, the “Policies”); the Policies are in full force and effect and all premiums due thereunder have been paid; and Seller has not received any notice from any insurance company or the insurance companies which issued the Policies, stating (or indicating) that any of the Policies will not be renewed or will be renewed at a substantially higher premium than is presently payable therefor;

(ii) Seller has not received any notice from any insurance company which has issued a policy with respect to the Owned Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Owned Real Property or suggesting or requesting the performance of any repairs, alterations, or other work to the Owned Real Property;

(iii) To the best of Seller’s and the Shareholders’ knowledge, all roads, parking areas, curbs, sidewalks, sewers and other utilities, buildings, fixtures and all other improvements included within the Owned Real Property (collectively, the “Improvements”), have been completed, constructed, and installed substantially in accordance with the plans and specifications therefor approved by the governmental authorities having jurisdiction, and all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire insurance underwriters (or other body exercising similar functions) have been issued for the Owned Real Property, have been paid for, and are in full force and effect;

(iv) To the best of Seller’s and Shareholders’ knowledge, the Improvements have been constructed in a good and workmanlike manner, free from material defects in workmanship and material, substantially in accordance with all applicable laws, rules, regulations, ordinances and codes and are being maintained and operated substantially in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions and easements (except where failure to be in compliance therewith would not have a material adverse effect on the value or use of the Owned Real Property), and Seller has not received notice, written or verbal, claiming any violation of any of the same;

(v) The location, construction, occupancy, operation and use by Seller of the Owned Real Property do not violate any applicable law, statute, ordinance, rule, regulation, order, certificate of occupancy or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Owned Real Property, including without limitation all applicable zoning ordinances and building codes, flood disaster laws, Americans with Disabilities Act, and health and Environmental Laws and regulations, including, without limitation, CERCLA;

(vi) To the best of Seller’s knowledge, no material defective condition, structural or nonstructural, with respect to the Owned Real Property or the Improvements exists; and, as applicable, the heating, ventilating and air conditioning, plumbing, sprinkler, electrical and drainage systems, the elevators, and the roofs at or serving the Owned Real Property are in working order;

(vii) Adequate water, sanitary sewer, storm sewer, drainage, electric, telephone, gas and other public utility systems and lines serve the Owned Real Property and are directly connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Owned Real Property or through easements or rights of way appurtenant to and forming a part of the Owned Real Property; and any such easements or rights-of-way have been fully granted, and all charges therefor have been fully paid by Seller and all charges for the aforesaid utility systems and the connection of the Owned Real Property thereto, including without limitation connection fees, “tie-in” charges and other charges now due and payable, have been fully paid by Seller;

(viii) All contractors, subcontractors and other persons or entities furnishing work, labor, materials or supplies to Seller or any Seller’s predecessors in interest for the development and construction of the Owned Real Property have been paid in full for all work performed to date except for retainage in customary amounts in accordance with the construction contracts for the Owned Real Property, and there are no claims against Seller or the Owned Real Property in connection therewith;

(ix) No zoning variances, special exceptions or other special relief from applicable governmental requirements have been issued for the construction of the Owned Real Property or for its present or intended use;

(x) No Improvements lie outside the boundaries and building restriction lines or encroach upon existing easements; no improvements on adjoining properties encroach upon the Owned Real Property; and no existing restrictions are or will be violated by the Improvements located upon the Owned Real Property;

(xi) Seller has not received any notice of any governmental regulation, order or requirement restricting the operation of the Owned Real Property in the manner in which the Owned Real Property is being operated on the date of this Agreement;

(xii) Seller has not received any written notice of, nor to the best of Seller’s or the Shareholders’ knowledge, is there any proceeding pending for the increase or decrease of the assessed valuation of all or any portion of the Owned Real Property;

(xiii) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Owned Real Property;

(xiv) No portion of the Owned Real Property is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Owned Real Property is located in any conservation or historic district;

(xv) No assessments for public improvements have been made against the Owned Real Property which remain unpaid and all such assessments which have been levied for public improvements ordered, commenced or completed prior to the Closing Date have been paid for in full by Seller;

(xvi) There are no special assessments respecting the Owned Real Property which will result from work, activities or improvements done to the Owned Real Property by Seller in the course of construction, alteration or repair of the Owned Real Property;

(xvii) Seller is the sole owner of the Owned Real Property and has good and marketable fee simple title to the Owned Real Property, free and clear of any encumbrances, except the Real Property Encumbrances (as defined in Section 6.11.1); and

(xviii) Other than Buyer, no person, firm, corporation or other entity has any right or option to acquire the Owned Real Property or any part thereof, or any interest therein.

(b) Schedule 3.11(b) attached hereto identifies the real property leased or subleased by Seller (the “Leases”). Seller has not received any notification that it is in default with respect to any of the Leases, nor are there any disputes between any landlord and Seller with respect to the Leases that would affect the right of Seller to remain in possession or otherwise affect the current use of the property leased or the rental amount then due. Except as set forth in Schedule 3.11(b), Seller has performed all obligations required to be performed by it to date under, and is not in default in respect of, any Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of Seller’s or the Shareholders’ knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. At the Closing, Seller shall deliver to Buyer a Landlord Estoppel Certificate from each landlord under the Leases, in form and substance reasonably acceptable to Buyer, which delivery shall be a condition to Buyer’s obligation to close.

(c) Except as set forth on Schedule 3.11(c) attached hereto, true and complete copies of all Leases and all title reports, surveys, leases, licenses, permits, agreements, reports or other documents in Seller’s possession relating to the Owned Real Property have been made available to Buyer or its representatives.

(d) The consummation of the transactions contemplated by this Agreement will not affect in any way, or result in the termination of, any of the Leases, particularly those necessary to support activities permitted or licensed by federal, state or local regulatory authorities.

3.12 Title to Property; Encumbrances; Sufficiency of Purchased Assets. Seller has good, valid and marketable fee simple title to the Owned Real Property and good, valid and marketable title to all the properties and assets shown on the Financial Statements or thereafter acquired, including the Purchased Assets (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice and (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice), in each case free and clear of all Seller’s Indebtedness and Encumbrances except for any Encumbrance reflected in Schedule 3.12 hereof. No part of Seller’s Business is operated by Seller through any person or entity other than Seller. The Purchased Assets and leased assets identified on Schedule 3.12 comprise all assets and services required for the continued conduct of the Business as now being conducted. The Purchased Assets are adequate for the purposes for which such assets are currently used or are held for use.

3.13 Licenses and Permits. Schedule 3.13 hereof sets forth a true and complete list of all of Seller’s material licenses, permits, franchises, authorizations, registrations, approvals and certificates of occupancy (or their equivalent) issued or granted to it with respect to the Business by the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, or any department, agency, board, division, subdivision, audit group or procuring office, commission, bureau or instrumentality of any of the foregoing (the “Licenses and Permits”), and all pending applications therefor. Except as set forth on Schedule 3.13, each of Seller’s Licenses and Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the best of Seller’s and the Shareholders’ knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. Seller makes no representation regarding the transferability of Licenses and Permits.

3.14 Compliance with Law. Except as set forth on Schedule 3.20(a), the operations of Seller’s business have been conducted in all material respects in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities, domestic or foreign, having jurisdiction over Seller and its assets, properties and operations except where such conduct would not result in a material adverse affect on the business or operations of Seller. Except as set forth on Schedule 3.14, neither Seller nor the Shareholders has received notice of any violation of any such law, regulation, order or other legal requirement, or is in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Seller’s Business or the Purchased Assets.

3.15 Litigation. Except as set forth in Schedule 3.15 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the best of Seller’s and the Shareholders’ knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Seller or any of its officers, directors, employees, or agents involving, affecting or relating to any of the Purchased Assets or the transactions contemplated by this Agreement, nor, to the best of Seller’s and Shareholders’ knowledge, does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation. Except as set forth in Schedule 3.15 hereof, neither Seller nor any of the Purchased Assets is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority, domestic or foreign, or any arbitrator of any nature, that affects or might affect the Purchased Assets, or that would or might interfere with the transactions contemplated by this Agreement.

3.16 Contracts. Schedule 3.16 hereof sets forth a true and complete list of all Contracts which are material to the Business or the Purchased Assets and being assumed by Buyer hereunder, including but not limited to: (i) leases, licenses, permits, insurance policies and other arrangements concerning or relating to machinery, equipment or real estate; (ii) employment, consulting, collective bargaining or other similar arrangements relating to or for the benefit of current, future or former employees, agents, and independent contractors or consultants; (iii) brokerage or finder’s agreements; (iv) contracts involving a sharing of profits or expenses; (vi) acquisition or divestiture agreements; (v) service agreements, manufacturer’s representative, or distributorship agreements; (vi) arrangements limiting or restraining Seller from engaging or competing in any lines of business or with any person or entity; (viii) documents granting a power of attorney; (ix) agreements with customers or suppliers; and (x) any other agreements or arrangements that are material to the Business or the Purchased Assets.

All of the Contracts are in full force and effect and are valid, binding and enforceable against the parties thereto in accordance with their terms, as amended from time to time. Each other party to the Contracts has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, the Contracts, and to the knowledge of Seller no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Except as set forth in Schedule 3.16(a), the Contracts are assignable from Seller to Buyer (and/or its affiliates) on such terms and conditions as set forth in such Contracts and the enforceability of the Contracts will not be affected in any manner by the execution, delivery and performance of this Agreement and the assignment of the Contracts pursuant hereto. Seller has delivered to Buyer or its representatives true and complete originals or copies of all the Contracts which are material to the Business or the Purchased Assets and being assumed by Buyer hereunder.

3.17 Labor Matters. With respect to employees of Seller, except as set forth in Schedule 3.17 hereof: (i) Seller is not a party to any employment agreements with employees that are not terminable at will, or that provide for the payment of any bonus or commission, (ii) Seller is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law), (iii) Seller is not a party to any collective bargaining agreement or other labor union contract nor does Seller know of any activities or proceedings of any labor union to organize any such employees, and (iv) Seller is not a party to or subject to any conciliation agreements, consent decrees or settlements with respect to the Business or its employees. Seller has furnished to Buyer complete and correct copies of all such agreements (the “Employment and Labor Agreements”). Seller has not breached or otherwise failed to comply with any provisions of the Employment and Labor Agreements, there are no grievances outstanding thereunder and all of such agreements are assignable to Buyer.

Except as set forth in Schedule 3.17 hereof: (i) Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment except where failure to comply would not have a material adverse effect on the value of the Purchased Assets or the financial condition or operations of Seller, (ii) there is no unfair labor practice charge or complaint pending before the NLRB relating to Seller, or, to Seller’s and the Shareholders’ knowledge, threatened against Seller, (iii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to Seller’s and the Shareholders’ knowledge, threatened against or affecting Seller, and Seller has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of Seller, (iv) there is no representation, claim or petition pending before the NLRB or any similar foreign agency and to Seller’s knowledge no question concerning representation exists relating to the employees of Seller, (v) there are no charges with respect to or relating to Seller pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (vi) neither Seller nor the Shareholders has received notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of it and no such investigation is in progress.

Seller has furnished Buyer with a complete and accurate list of all its written employee manuals, policies, procedures and work-related rules affecting employees of Seller (“Employee Policies and Procedures”). Seller has provided Buyer with a copy of all its written Employee Policies and Procedures and a written description of all material unwritten Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by Seller.

3.18 Employee Plans. With respect to employees of the Business, except as set forth in Schedule 3.18 hereof, Seller does not maintain and does not have any obligation to contribute to any pension, savings, retirement, health, life, disability, other insurance, severance, bonus, incentive compensation, stock option or other equity-based or other employee benefit or fringe benefit plans, whether or not “employee benefit plans” as defined in Section 3(3) of ERISA (collectively referred to herein as the “Plans”). Seller or any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate“) has incurred no liability under Title IV of ERISA or Section 412 of the Code, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to Seller or any ERISA Affiliate.

3.19 Insurance. Schedule 3.19 hereof lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all insurance policies insuring Seller and/or the Purchased Assets or relating to employees of the Business. All policies and bonds listed in Schedule 3.19 hereof are in full force and effect through the date hereof.

3.20 Environmental Matters. Except as indicated in the draft March 17, 2008 Environmental Audit Report prepared by Dykton & Associates, Inc. (“Env. Audit Report”), all Licenses and Permits required under all Environmental Laws have been obtained and maintained in effect for Seller and the Purchased Assets except to the extent such failure would not result in a material adverse affect on the business or operations of the Seller. To Seller’s and the Shareholders’ knowledge, and except as indicated in the Env. Audit Report, Seller and the Purchased Assets are in compliance with all Environmental Laws and with all such Licenses and Permits except to the extent noncompliance that would not result in a material adverse affect on the business or operations of the Seller. Based upon Seller’s knowledge and information, Seller has not performed or suffered any act which could give rise to, or has otherwise incurred, liability to any Person under any Environmental Law, nor has Seller or the Shareholders received notice of any such liability or any Claim therefor or submitted notice pursuant to section 103 of CERCLA to any governmental agency nor provided information in response to a request for information pursuant to Section 104(e) of CERCLA or any analogous state or local information gathering authority. Except as set forth on the environmental reports listed on Schedule 3.20(a), and to Seller’s and Shareholders’ knowledge, no Hazardous Material has been released, placed, dumped or otherwise come to be located on, at, beneath or near any of the Purchased Assets or any surface waters or groundwaters thereon or thereunder. Except as set forth on the environmental reports listed on Schedule 3.20(a), there have been and are no aboveground or underground storage tanks or asbestos-containing materials located at or within the premises where any of the Purchased Assets are located. None of Seller’s properties previously owned or leased is identified or proposed for listing on the National Priorities List under 40 C.F.R. § 300 Appendix B, the Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) or any analogous list of any state or foreign government and neither Seller nor the Shareholders is aware of any conditions on such properties which, if known to a governmental authority, would qualify such properties for inclusion on any such list. Seller has furnished Buyer with copies of all environmental studies, assessments or reports which Seller has commissioned or possesses. Except as set forth on Schedule 3.20, none of the properties previously owned or leased by Seller, or any current or previous business operations conducted by it, are the subject of any investigation respecting any violation of any Environmental Law, or any releases of Hazardous Material into any surface water, ground water drinking water supply, land surface or subsurface strata, or ambient air. Seller has not reported any material violation of any applicable Environmental Law to any governmental authority. Based upon Seller’s knowledge and information, Seller has not sent, transported, or directly arranged for the transport of any garbage, solid waste or Hazardous Material, whether generated by it or another Person, to any site listed on the National Priorities List or proposed for listing on the National Priorities List or to a site included on the CERCLIS list, or any state list of sites requiring investigation or remedial action as a result of environmental issues. Except as set forth on the environmental reports listed on Schedule 3.20(a), there is not now, nor to Seller’s and Shareholders’ knowledge has there ever been on or in any properties previously leased or owned by Seller, any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent.

3.21 Customers and Suppliers. Schedule 3.21(a) sets forth the name of each of the top ten customers of Seller by revenue for the twelve months ended as of December 31, 2007 (the “Customers” or “Customer”). Except as described in Schedule 3.21(a), within the last twelve months, no Customer has

(i)	canceled or otherwise terminated its relationship with Seller;

(ii)	materially decreased its usage, purchases, pricing terms or any other material term of the services of Seller;

(iii)	to the knowledge of Seller, any plan or intention to do any of the foregoing.

Schedule 3.21(b) sets forth the name of each of the top ten suppliers to Seller by expense for the twelve months ended as of December 31, 2007 and (the “Suppliers”). Within the last twelve months, other than with respect to Contracts or arrangements which by their terms have expired or for which no election to renew was made, none of the Suppliers has canceled, modified, or otherwise terminated its relationship with Seller,

(i)	decreased its services, supplies or materials to Seller,

(ii)	materially changed its pricing terms or any other material term or

(iii)	to the knowledge of the Seller, any plan or intention to do any of the foregoing.

3.22 No Brokers. Neither Seller nor any related party has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.23 No Other Agreements to Sell the Purchased Assets. Except for the Millerbernd right of first refusal disclosed herein, neither Seller nor any related party has any commitment or legal obligation to any other person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than inventory in the ordinary course of business), to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

3.24 Accuracy of Information. None of Seller’s or the Shareholders’ representations, warranties or statements contained in this Agreement or in the Schedules and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

3.25 Knowledge. As used in this Agreement, the term “knowledge” or “best knowledge” (i) of Seller means the actual knowledge of Mark D. Toljanic, Laxman Alreja and Rajesh Alreja and (ii) of the Shareholders means the actual knowledge of the Shareholders except that with regard to matters relating to human health and the environment the term “knowledge” or “best knowledge” includes the actual knowledge of all plant managers and environmental managers and all information contained in documents in the custody, possession or control of Seller.

3.26 Books and Records; Internal Controls. Since December 31, 2005, Seller has maintained a system of internal controls that provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP, and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, liabilities and dispositions of assets of Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Seller are being made only in accordance with authorizations of the management and Seller’s board of directors; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of assets of Seller that could have a material effect on its financial statements.

4. Representations and Warranties of Buyer and AZZ. Buyer and AZZ represent and warrant to Seller and the Shareholders as follows:

4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Buyer and AZZ (i) are corporations duly organized under the laws of its jurisdiction of organization; (ii) are duly licensed or qualified to do business as a corporation under the laws of all other jurisdictions in which the character of the properties owned or leased by them therein or in which the transaction of their business makes such qualification necessary; (iii) have all requisite corporate power and authority to own their properties and carry on their business as now conducted; (iv) are not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Buyer or AZZ is a party or is subject; (v) are not in violation of any laws, ordinances, governmental rules or regulations to which they are subject; and (vi) have obtained all licenses, permits and other authorizations and have taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

4.2 Authorization, Validity and Effect of Agreements.

4.2.1 The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer or AZZ, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all requisite corporate action.

4.2.2 This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer and AZZ (but only with respect to such agreements and documents actually executed by Buyer) and AZZ enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

4.2.3 The execution and delivery of this Agreement by Buyer and AZZ does not, and the consummation of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any third party other than in compliance with any applicable requirements of the HSR Act, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Encumbrance upon any part of the property of Buyer or AZZ pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer or AZZ is a party or by which it is bound, and (iii) violate or conflict with any provision of the bylaws or certificate of incorporation of Buyer or AZZ as amended to the date hereof.

5. Survival of Provisions/Indemnification.

5.1 Survival of Provisions. All the respective representations, warranties covenants and agreements of each of the parties to this Agreement made herein or in any certificate or other document furnished or to be furnished by the parties pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall be considered to have been relied upon by the other party hereto, as the case may be, shall survive delivery by the parties hereto of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date until the Escrow

Termination Date, except for the representations and warranties of Seller and the Shareholders contained in (1) Section 3.6 which shall survive until the expiration of the statute of limitations applicable thereto and (2) Section 3.20 which shall survive for a period of ten (10) years after the Closing Date.

5.2 Indemnification by Seller and the Shareholders. Upon the terms and subject to the conditions set forth in Sections 5.1, 5.4 and 5.5 hereof and this Section 5.2, Seller and the Shareholders, jointly and severally, agree to indemnify, defend, protect, save and hold harmless each Buyer Indemnitee (as such term is hereinafter defined) against, and will reimburse each Buyer Indemnitee on demand for, any and all Losses (as such term is hereinafter defined) made or incurred by or asserted against such Buyer Indemnitee, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Seller Indemnifiable Claims”):

(a) any and all Excluded Liabilities;

(b) any and all Excluded Assets;

(c) any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller or the Shareholders contained herein or in any certificate or other instrument furnished or to be furnished by Seller or the Shareholders to Buyer pursuant hereto;

(d) legal matters entitled (i) Juan Vazquez, as Special Administrator of The Estate of Juan Jacal, deceased v. AAA Galvanizing of Joliet, Inc., Case No. 03L-016135, filed in the Circuit Court of Cook County, Illinois, County Department, Law Division; (ii) Baker & Lewis Investments, LLC, an Oklahoma Limited Liability Company, Alan & Vicki Baker, individually, and as guardians of Stephanie Baker, Carl Dean Lewis, an individual, May J. Parker, an individual, Dawn Workman, individually, and as Mother and next friend of Taylor Workman, a minor, Tony Carlson, individually, and as Father and next friend of Tyson Carlson, a minor, Richard and Rita Wise, individually, Melissa Killman, individually, and as Mother and next friend of Michael Wilson, Vicki Killman, Jeffrey Killman, and Danny Jo Cordey, minor children, and Community Options, Inc., an Oklahoma Corporation v. Quality Galvanizing, LLC and AAA Quality Galvanizing, Inc., Case No. CJ-2006-653, filed in the District Court of Rogers County, State of Oklahoma; (iii) In the Matter of Brightly Galvanized Products, Inc. and Frank Flowers and International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America and its Amalgamated Local 6, Case No. 13-RD-2560, filed before the National Labor Relations Board, Region 13; (iv) Oklahoma Department of Environmental Quality v. AAA Quality Galvanizing (Notice of Violation No. 07-AQN-022); (v) Barry Chupp d/b/a Old 33 Auto Salvage v. AAA Quality Galvanizing, Inc. (Case No. CJ-2008-6); and (vi) U.S. Equal Employment Opportunity Commission v. AAA Quality Galvanizing, Inc. (EEOC Charge No. 564-2008-01135);

(e) any action, failure to take action, event, matter or circumstance set forth in the disclosures on Schedule 3.5, Schedule 3.6. Schedule 3.7, and Schedule 3.15; or

(f) all reasonable out-of-pocket costs of seeking to obtain or obtaining any contractual consent or approval described in Section 1.1.4 whether before or after the Closing Date;

As used herein, the term “Losses” shall mean, with respect to any person or party, any payment, loss, liability, obligation, damage, deficiency, lien, claim, suit, cause of action, judgment, cost (including, without limitation, any cost relating to remediation of any Seller Environmental Condition) or expense (including, without limitation, reasonable attorneys’ fees and court costs) of any kind, nature or description.

As used herein, the term “Buyer Indemnitee” shall mean Buyer and any entity controlling, controlled by or under common control with Buyer.

As used herein, the term “control,” “controlling,” and “controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

5.3 Indemnification by Buyer. Upon the terms and subject to the conditions set forth in Section 5.4 hereof and this Section 5.3, Buyer agrees to indemnify, defend, protect, save and hold harmless Seller and the Shareholders against, and will reimburse Seller on demand for, any and all Losses made or incurred by or asserted against Seller, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following (“Buyer Indemnifiable Claims”):

(a) any Assumed Liability;

(b) any inaccuracy, omission, misrepresentation, breach of representation or warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained herein or in any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant hereto;

(c) any event occurring subsequent to the Closing related to Buyer’s ownership or operation of the Purchased Assets or Buyer’s ownership of the Business (other than as a result of or relating to an occurrence regarding Seller’s ownership or operation of the Purchased Assets or Seller’s operation of the Business that existed or took place prior to Closing); or

(d) any final judgment in regard to the WARN Act based upon acts of Buyer that occurred in connection with the transactions contemplated hereby.

5.4 Conditions of Indemnification. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Seller Indemnifiable Claim or Buyer Indemnifiable Claim (a “Claim”):

(a) Promptly after the party seeking indemnification (the “Indemnified Party”) first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a “Third Party Claim”), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the party from whom indemnification is sought (the “Indemnifying Party” of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

(b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 5.4(a) hereof unless the Indemnifying Party shall establish that it has been irretrievably prejudiced thereby.

(c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party’s sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party’s failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 5.2 or 5.3 hereof with respect to other third party Claims, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney’s fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, Seller and the Buyer Indemnitees shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

5.5 Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, rights to indemnification under Section 5.2 hereof are subject to the following limitations:

5.5.1 The Seller and the Shareholders shall not be liable for Losses in respect of any Seller Indemnifiable Claims made by any Buyer Indemnitee unless the total of all Losses in respect of such Seller Indemnifiable Claims made by the Buyer Indemnitees shall exceed $815,000 in the aggregate (the “Indemnity Threshold”), at which point the Seller and the Shareholders shall be obligated to indemnify all claims by each Buyer Indemnitee for all Losses in excess of the Indemnity Threshold, but subject to the other limitations established by Section 5.5.2. Notwithstanding anything to the contrary contained herein, the Excluded Liabilities in Section 1.3(ix) and the representations and warranties in Section 3.20 are not subject to the Indemnity Threshold.

5.5.2 The aggregate amount payable by Seller and the Shareholders pursuant to Section 5.2 with respect to any Losses incurred by Buyer Indemnitees in regard to Seller Indemnifiable Claims relating to (i) an intentional misrepresentation or intentional omission by any Seller or the Shareholders, or (ii) a breach of a representation or warranty of Seller or the Shareholders contained in Sections 3.1, 3.2, 3.3, 3.6, 3.12, 3.15, 3.18 or 3.20 (the “Fundamental Representations”) shall not exceed $27,966,000 (the “Fundamental Cap”). The aggregate amount payable by Seller and the Shareholders pursuant to Section 5.2 with respect to any other Losses incurred by Buyer Indemnitees in regard to Seller Indemnifiable Claims shall not exceed $8,150,000 (the “Cap”). In addition, in no event shall an individual Shareholder’s liability exceed such Shareholder’s pro rata share (based upon share ownership set forth in Schedule 3.3) of the total consideration paid by Buyer for the Purchased Assets, with such Shareholder’s individual liability being limited by such Shareholder’s pro rata share of the Cap and Fundamental Cap, as applicable.

5.5.3 Notwithstanding anything to the contrary contained in this Agreement, no Indemnifying Party shall be liable for punitive, consequential, or special damages, except to the extent any Indemnified Party suffered Losses for punitive, consequential, or special damages paid to a third-party.

5.5.5 Neither Seller nor any Shareholder shall be liable for Losses to the extent such Losses arise as a result of (x) any action taken or omitted to be taken by Buyer or any of its affiliates or (y) any breach of a representation or warranty of Buyer.

5.5.6 The amount of any Loss for which indemnification is provided under this Article V shall be net of any amounts recovered by Buyer under insurance policies with respect to such Loss.

5.5.7 THE REPRESENTATIONS AND WARRANTIES MADE BY THE PARTIES IN THIS AGREEMENT AND THE DOCUMENTS OR AGREEMENTS DELIVERED HEREUNDER ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH OF THE PARTIES HEREBY DISCLAIM ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT AND THE DOCUMENTS AND AGREEMENTS DELIVERED HEREUNDER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PURCHASED ASSETS ARE BEING SOLD TO PURCHASER “AS IS, WHERE IS, WITH ALL FAULTS”. FURTHER, EACH PARTY’S LIABILITY TO OTHER PARTIES SHALL BE LIMITED TO ACTUAL DAMAGES, AND NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR THIRD PARTIES FOR ANY LOSS OF BUSINESS, LOSS OF PROFITS OR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

5.5.8 THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES CONTAINED IN THIS ARTICLE V, AS LIMITED HEREIN, SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL DAMAGES PURSUANT TO THIS AGREEMENT OR ANY DOCUMENTS RELATED TO THIS AGREEMENT.

5.6 AZZ Undertaking. In the event Buyer fails to pay sums due under this Article V, AZZ agrees to promptly satisfy Buyer’s obligations hereunder within 10 days of written notice from Seller regarding same.

6. Other Covenants and Agreements.

6.1 Restrictive Covenants.

6.1.1 Customer Restriction. Each of Seller and the Shareholders covenants and agrees severally that it, he or she shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, (i) provide or offer to provide to any Customer (as such term is hereinafter defined) hot dip galvanizing services, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with Buyer or any of its subsidiaries or affiliates for hot dip galvanizing services or in any manner modify or fail to enter into any actual or potential business relationship with Buyer or any of its subsidiaries or affiliates. As used in this Section 6.1, the term “Customer” means (i) any person or entity for whom Seller provided galvanizing services on or prior to the Closing Date or to whom Seller provided any galvanizing related product on or prior to the Closing Date; or (ii) any person or entity for whom Buyer or any of its subsidiaries or affiliates provided or provides galvanizing services after the Closing Date or to whom Buyer or any of its subsidiaries or affiliates provided or provides a galvanizing related product after the Closing Date.

6.1.2 Non-Raid. Each of Seller and the Shareholders covenants and agrees severally that it, he or she shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, hire, recruit or otherwise solicit or induce any person or entity who is an employee or Vendor of the Business on the Closing Date or within the six months immediately preceding the Closing Date had been an employee or Vendor of the Business, or who is an employee or Vendor of Buyer or any of its subsidiaries or affiliates after the Closing Date, to terminate their employment with, or otherwise cease or reduce their relationship with, Buyer or any of its subsidiaries or affiliates, as the case may be. As used in this Section 6.1, the term “Vendor” means (i) any third party selling or licensing a product or service to a Customer or to the Business on or prior to the Closing Date; or (ii) any third party selling or licensing a product or service to a Customer or to Buyer or any of its subsidiaries or affiliates after the Closing Date. Nothing contained in this Section 6.1.2 shall preclude Seller and/or Shareholders from hiring former employees of Seller who (i) are not hired by Buyer or who are terminated by Buyer following the Closing Date or (ii) who may respond to general solicitations, such as advertisements for employment published in newspapers or magazines, provided that the employee has responded to such general solicitation without prompting from Seller or its Shareholders.

6.1.3 Non-Competition. Each of Seller and the Shareholders covenants and agrees severally that it, he or she shall not, for a period of five years from and after the Closing Date, working alone or in conjunction with one or more other persons or entities, for compensation or not, permit Seller’s or such Shareholders’ name to be used by or engage in or carry on, directly or indirectly, either for itself or as a member of a partnership or other entity or as a stockholder, member, investor, agent, associate or consultant of any person, partnership, corporation, limited liability company or other entity (other than Buyer or a subsidiary or affiliate of Buyer), a hot dip galvanizing business in competition with the galvanizing business purchased hereunder, including the use of the Cicero Real Property for a hot dip galvanizing business (but only for as long as such business is carried on by (i) Buyer and/or any of its subsidiaries or affiliates or (ii) any person, corporation, limited liability company, partnership, trust or other organization or entity deriving title from Buyer and/or any of its subsidiaries or affiliates to the assets and goodwill of such business) (i) in any state of the United States where the Owned Real Property is located and (ii) any state of the United States within 500 miles of the Owned Real Property and all states contiguous to such states. The parties intend that the covenants contained in this Section 6.1.3 shall be deemed to be a series of separate covenants, one for each state of the United States where the Owned Real Property is located, and one for each state of the United States within 500 miles of the Owned Real Property and all states contiguous to such states and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 6.1.3. The parties shall allocate $1,800,000 of the Purchase Price to the Restrictive Covenants contained in this Section 6.1.3. Notwithstanding anything to the contrary in this Agreement, Shareholders may, directly or indirectly own, solely as an investment, securities of any entity engaged in the Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Shareholder (i) is not a “controlling” person of, or a member of a group which “controls,” such person and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

6.1.4 Reformation. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because the time limit is too long, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants contained in Section 6.1.1, 6.1.2 or 6.1.3 hereof because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

6.1.5 Injunctive Relief. Each of Seller and the Shareholders acknowledge that a breach of Section 6.1.1, 6.1.2 or 6.1.3 hereof would cause irreparable damage to Buyer, and in the event of its actual or threatened breach of the provisions of Section 6.1.1, 6.1.2 or 6.1.3 hereof, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller and/or the Shareholders from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller and the Shareholders. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller and/or the Shareholders; provided, however, any such recovery shall solely be from the Seller and/or Shareholder found to have breached the covenants in this Section 6.1 and the Seller and Shareholders shall not bear joint liability for such conduct. Each of Seller and the Shareholders acknowledge that the restrictions set forth in Sections 6.1.1, 6.1.2 and 6.1.3 hereof are reasonable in scope and duration, given the nature of the business of Buyer.

6.2 Public Announcements. Upon execution of this Agreement, Buyer shall be entitled to issue such press releases or make any public statements or reports concerning the Agreement or the transactions contemplated hereby required or advisable under any applicable law or by any governmental authority having jurisdiction over such matters with such content and wording as Buyer shall in its sole discretion deem appropriate; provided, however, that Buyer shall provide Seller a reasonable opportunity to review the initial press release announcing the transactions contemplated hereby. Neither Seller nor the Shareholders shall make any disclosure of the terms of this Agreement that is inconsistent with the public statements of Buyer described in the preceding sentence.

6.3 Execution of Additional Documents. Each party hereto will at any time, and from time to time after the Closing Date, upon request of the other party hereto, execute, acknowledge and deliver, without payment, all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out or effectuate the intentions and purposes of this Agreement, and to transfer and vest title to any Purchased Asset being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Purchased Assets sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

6.4 Costs and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.5 Transfer Taxes. Any and all sales, use, transfer, registration, transfer gains or similar Taxes and fees (including interest and penalties thereon) (“Transfer Taxes”) which result from the transfer of the Purchased Assets or Assumed Liabilities pursuant to this Agreement shall be borne 50% by Seller and/or the Shareholders and 50% by Buyer. The Seller, with the cooperation of Buyer, shall prepare and file any related tax returns required to be filed in connection with the payment of such Transfer Taxes on a timely basis, and Seller shall provide Buyer with copies of all returns and evidence of payment of all Transfer Taxes. After the Closing Date, each party shall, upon the request of the other party, promptly reimburse the other party for any Transfer Taxes or related expenses for which a party is responsible under this Agreement but which have been paid by the other party.

6.6 Cooperation on Tax Matters; Business Records. Buyer, Seller and the Shareholders agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to Seller as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

Buyer agrees to retain possession of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets and Seller’s Business in existence on the Closing Date transferred to Buyer hereunder and (ii) coming into existence after the Closing Date which relate to the Purchased Assets and Seller’s Business prior to or on the Closing Date, for the period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, Buyer agrees that it will not unreasonably withhold access by Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such personnel, books, records, documents and any or all other information relating to the Purchased Assets and Seller’s galvanizing business as Seller or the Shareholders may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include without limitation access to any computerized information retrieval systems relating to Seller’s Business.

6.7 Allocation of Total Purchase Price. On or after the Closing Date, Buyer shall prepare and deliver to Seller an allocation of the Total Purchase Price (as such term is hereinafter defined) and the Assumed Liabilities among the Purchased Assets (any agreed allocation hereinafter referred to as the “Allocation”) and the covenant not to compete set forth in Section 6.1.3 of this Agreement. The Purchased Assets Allocation shall be done in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder. In addition, Buyer and Seller hereby undertake to file timely Form 8594 pursuant to the Treasury Regulations promulgated under Section 1060(b) of the Code. In the event that the Parties are unable to agree on the Allocation within 45 days after the Closing Date, the Parties will submit the Allocation to Independent Accountant for determination within 30 days thereafter. The Allocation determined by Independent Accountant shall be binding on the Parties, and the fees of that firm will be paid equally by the Parties. Neither Buyer nor Seller shall take any position with any Taxing authority that is inconsistent with the Allocation. In the event that any Tax authority disputes the Allocation, Seller or Buyer, as the case may be, shall promptly notify the other party of the nature of such dispute. Seller agrees that Buyer shall control resolution of any dispute with such Tax authority relating to the Allocation, at Buyer’s sole cost and expense; provided, however, that Buyer shall not settle any such matter without Seller’s written consent which shall not be unreasonably withheld. Buyer also shall allocate any adjustments to the Total Purchase Price in the manner as described in this Section 6.7 and such allocations shall become part of the Allocation. As used herein, the term “Total Purchase Price” shall mean the Purchase Price, as adjusted, including the Indemnity Deposit and Environmental Deposit.

6.8 Proration of Property Taxes. Ad valorem real property and personal property Taxes and assessments on the Purchased Assets shall be prorated between Buyer and Seller as of the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning after the Closing Date shall be allocated to Buyer. The amount of all such prorations shall be finally settled and paid on the Closing Date based upon the most recent available tax bill, tax notice or notification of appraised value.

6.9 Offer of Employment. Buyer may, but shall not be required to, offer employment to individuals who are employees of Seller on the Closing Date, in accordance with Buyer’s normal hiring practices. Buyer, or its affiliates, shall offer employment to a sufficient number of the Business employees on such terms and conditions so that Seller is not required to provide notice of a “plant closing” or “mass layoff” to any person or entity under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any other similar federal, state or local law or regulation (the “WARN Act”) as a result of the termination of employment of its employees by Seller as of the Closing. Set forth on Schedule 6.9 hereof is a list of all employees of Seller as of the date hereof and their annual rate of Compensation (as such term is hereinafter defined) as of the date hereof. As used herein, the term “Compensation” shall mean all forms of direct and indirect renumeration and include, without limitation, salaries, commissions, bonuses, securities, property, insurance benefits, personal benefits and contingent forms of renumeration. Seller shall cooperate with all reasonable requests made by Buyer for the purpose of facilitating Buyer’s hiring of such employees. As used herein, “Transferred Employees” shall mean all such employees to whom employment is offered by Buyer as provided above and who accept employment with Buyer, including without limitation those on medical, disability or other leave of absence, provided that employees on leave shall not be considered Transferred Employees until the date on which each such employee is released by the employee’s physician to return to work and the employee actually returns to work. Buyer shall comply with all provisions of the WARN Act with respect to all of Seller’s employees. Buyer shall permit all Transferred Employees to participate in Buyer’s 401(k) plan pursuant to the terms thereof and, in connection therewith, shall credit each Transferred Employee with the number of days such Transferred Employee was employed by Seller for purposes of any length of service requirements under such 401(k) plan. To the extent allowable under Buyer’s policies and procedures, Buyer shall provide each Transferred Employee credit for years of service prior to the Closing with Seller for (i) the purposes of eligibility and vesting (but not for benefit accrual) under Buyer’s health and vacation programs and policies and (ii) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of Buyer, and shall cause to be credited to any deductible or out-of-pocket expenses (which are applicable in the plan year of Buyer in which the Closing Date falls) under any health plans of Buyer any deductibles or out-of-pocket expenses incurred by Transferred Employee and their beneficiaries and dependents under health plans of Seller during the plan year of Seller in which the Closing Date falls. Nothing herein expressed or implied shall confer upon any Transferred Employee or other employee or former employee of Seller or legal representatives thereof, any rights or remedies, including without limitation any right to employment or continued employment for any specified period, of any nature or kind whatsoever, or, except as otherwise provided in this Section 6.9, any right to specific terms or conditions of employment (including rate of pay, fringe benefits or position) under or by reason of this Agreement. The employment of any Transferred Employee or all Transferred Employees may be terminated by Buyer for any reason or for no reason at any time after the Closing Date. With respect to employees who either are not extended an offer of employment with Buyer or who choose not to accept an offer of employment with Buyer, Seller and the Shareholders covenant and agree to cooperate with and to assist Buyer in obtaining the agreement of those employees to continue to be available to Buyer during a transition period of six months beginning on the Closing Date during which Buyer shall compensate such employees for services rendered and their availability; provided, however, any such compensation shall be commensurate with the compensation of similarly situated employees of Buyer.

6.10 Guaranty of Receivables. At the Closing, Seller shall execute and deliver to Buyer a Guaranty in the form attached as Exhibit E hereto (the “Receivables

Guaranty”), under the terms of which Seller shall unconditionally guarantee that all indebtedness represented by the accounts and notes receivable of Seller as of the Closing Date that are included in the Purchased Assets (net of any allowance for doubtful accounts on the Financial Statements) will be paid by the respective debtors to Buyer. In the event such net indebtedness is not paid within 180 days after the Closing Date, Seller shall within ten days following receipt from Buyer of notice to such effect make payment to Buyer of an amount in cash equal to the difference between such net indebtedness and the amount collected in respect of such accounts and notes receivable, whereupon Buyer shall promptly assign or cause to be assigned to Seller all rights, claims, actions or causes of action which Buyer may have relating to such unpaid receivables. Buyer shall provide monthly aged receivable reports to Seller on the last day of each month and shall permit Seller to communicate with such account debtor for reasonable collection purposes. All reasonable out-of-pocket costs and expenses incurred by Buyer during the six month period immediately after the Closing Date with respect to the collection of such accounts and notes receivable (including, without limitation, attorneys’ fees and court costs) shall be the responsibility of Seller but solely to the extent such costs exceed the amount by which Buyer’s actual collections of Closing Date accounts receivable exceed the net indebtedness guaranteed hereunder, and Seller shall reimburse Buyer therefor as part of the Receivables Guaranty. Following the Closing Date, Buyer acknowledges that Seller’s accounts receivable are Buyer’s and Buyer shall follow the same practice with respect to the Seller’s accounts receivable that Buyer follows with respect to its own collection efforts, including sending statements to the account debtors or note makers, writing letters and making telephone calls seeking payment. Buyer shall employ reasonable collection efforts with respect to such accounts receivable. Buyer shall apply all customer payments to the oldest invoice for such customer. Buyer shall not be obligated to commence a suit to enforce payment of any accounts or notes receivable or undertake any extraordinary collection efforts and will not do so without the consent of Seller which will not be unreasonably withheld. Buyer shall not make concession on or settle an account receivable of Seller without Seller’s written consent which will not be unreasonably withheld.

6.11 Real Estate Covenants and Conditions.

6.11.1 With respect to the Owned Real Property, Seller, at its sole cost and expense, shall have obtained (i) a commitment for title insurance (a “Title Commitment”), from a title company of Buyer’s choice (the “Title Company”), setting forth the status of the title of the Owned Real Property and showing all title encumbrances and other matters of record (“Real Property Encumbrances”) and all improvements thereon; and (ii) a true, complete and legible copy of all documents referred to in such Title Commitment.

6.11.2 Seller, at Seller’s sole cost and expense, shall have obtained a survey for the Owned Real Property (the “Survey”). The Survey shall have been prepared pursuant to a current on-the-ground staked survey performed by a registered public surveyor or engineer satisfactory to Buyer and the Title Company. The Survey conforms to the standards for an ALTA/ACSM Land Title Survey and to any applicable state standards, and (i) reflects the location and actual dimensions of and the total number of square feet of land and improvements comprising the Owned Real Property, (ii) identifies any rights-of-way, improvements, easements, or any Real Property Encumbrances by applicable recording reference, (iii) identifies any protrusions, encroachments, fences, building lines, public utilities not of record, and flood plain status, and (iv) includes the Surveyor’s registered number and seal, the date of each Survey and a narrative certificate acceptable to Buyer and the Title Company. The Survey is in form and substance sufficient for the Title Company to issue the Owner Title Policy (as defined in Section 6.11.4).

6.11.3 At Closing, Seller shall have delivered to Buyer: (i) copies of the tax statements covering the Owned Real Property for the year prior to the current year and, if available, for the current year, (ii) copies of any leases affecting the Owned Real Property, if any, (iii) copies of all reports, surveys, and studies, including, without limitation, any environmental studies, prepared by or on behalf of any Seller with respect to the Owned Real Property, and (iv) copies of any documents, notices, or information in Seller’s possession relating to: any easements or claims of easement, rights, rights-of-way, licenses or other unrecorded interests of third parties (other than pursuant to the leases) in and to the Owned Real Property, the condition of the Owned Real Property, including any environmental condition or condition constituting a violation of any ordinance, regulation, law, or statute of any governmental agency, including, without limitation, any Environmental Law or zoning ordinance; and any threatened or pending administrative or condemnation proceedings or litigation with respect to the Owned Real Property.

6.11.4 At the Closing, Buyer shall have obtained, at Seller’s sole expense, an ALTA Standard Form Owner Policy of Title Insurance (the “Owner Title Policy”) for the Owned Real Property set forth on Schedule 6.11.4, in such amount as reasonably determined by Buyer, and issued through the Title Company pursuant to the applicable Title Commitment, insuring that, after the completion of the Closing, Buyer is the owner of good and marketable fee simple title to the Owned Real Property subject only to the Real Property Encumbrances and the standard printed exceptions included in an ALTA Standard Form Owner Policy of Title Insurance. Seller shall do such further acts and execute such other documents as may reasonably be required by Title Company to issue to Buyer the Owner Title Policy. At the Closing, Seller shall deliver or cause to be delivered to Buyer the Deeds with respect to the Owned Real Property, conveying good, marketable and indefeasible fee simple title to the Owned Real Property, subject to the Permitted Title Encumbrances. Upon completion of the Closing, Seller shall deliver to Buyer actual possession of the Owned Real Property free and clear of all liens, tenancies of every kind and parties in possession, with all parts of the Owned Real Property in substantially the same condition as on the date of this Agreement.

6.11.5 Prior to Closing, upon giving 24 hour notice to Seller, Buyer and its agents, contractors, or representatives, at Buyer’s sole cost, may go on to the Owned Real Property to make inspections, surveys, test borings, environmental inspections, and other tests and surveys.

6.12 Right of First Refusal for Related Party Leased Equipment. Buyer shall have the right of first refusal as well as the option to purchase any of Seller’s related parties’ leased property and equipment for the price and terms described in amendments to Seller’s leases with Real Estate Development Associates, LLC.

6.13 Purchase of Pollution Legal Liability Insurance; Remediation.

(a) Immediately following the Closing, Buyer will purchase pollution legal liability insurance to cover all Purchased Assets for a term of ten years. (“PLL Insurance”) Buyer anticipates that the premiums for such insurance coverage shall be $200,000 in the aggregate (the “Pollution Legal Liability Premiums”). Notwithstanding any provision in this Agreement, Buyer’s sole recourse for any environmental liability or claim (other than relating to (a) Seller Environmental Conditions or (b) a breach of a representation or warranty of Seller or Shareholders contained in Section 3.20), shall be against the PLL Insurance (hereinafter, “PLL Claim”). PLL Claims shall not constitute either an Excluded Liability under Section 1.3, or Section 5.2, or be considered a Seller Environmental Condition. The Pollution Legal Liability Premiums shall be borne 50% by Seller and 50% by Buyer. Any deductible required to be paid under the PLL Insurance shall be borne 50% by Seller and 50% by Buyer.

(b)(i) After the Closing, Buyer shall diligently proceed to perform remediation work reasonably necessary to obtain No Further Remediation Letters (“NFR Letters”) from the Illinois Environmental Protection Agency (“IEPA”) with respect to the Peoria, Illinois property and the Joliet, Illinois property. This remediation work shall include, but is not limited to, investigation and studies; regulatory agency negotiations, notifications, filings, reports and interactions; engineering design and permitting; remedial action; excavation; operation and maintenance of remedial systems; and monitoring and sampling activities. Buyer shall control all facets of such remediation work including the engagement of environmental consultants. Notwithstanding these provisions, however, prior to commencing any remedial action, monitoring, excavation or other field work, Buyer shall provide to Seller for its review and comment the associated scope of work, work plan, and budget for such work. Seller shall provide any comments to Buyer within ten (10) business days of receiving the relevant documentation, or waive the right to comment. If Seller does provide comments, then Buyer and Seller shall in good faith attempt to resolve those comments subject to the dispute resolution procedures set forth in Section 6.13(b)(ii) below. Seller shall have access to all data and reports generated by the Buyer in connection with the remediation work. As Buyer carries out portions of the remediation work, Buyer may request the release of a portion of the Environmental Escrow Fund for payment for such work. Each such request shall be made in writing to the Escrow Agent, and Buyer shall, at the same time, deliver to Seller a copy of such request and supporting documentation (including consulting/contractor invoices and break-down or itemization of the remediation work to which the request relates). Seller shall respond to Buyer’s disbursement request, with reasons for any disapproval, within 10 business days after Seller’s receipt of such request, and, if Seller fails to object to Buyer’s request by delivery of written notice of such objection to Buyer and the Escrow Agent within ten (10) business days, then the request shall be deemed approved, and the Escrow Agent shall disburse payments to the invoicing entity in the requested amount from the Environmental Escrow Fund. Should Seller object to a portion of the disbursement request, then Seller shall approve payment of the uncontested portion of the request. Seller and Buyer shall then in good faith attempt to resolve the contested portion of the disbursement request subject to the dispute resolution procedures set forth in Section 6.13(b)(ii) below. Seller’s approval of the disbursement request shall not be unreasonably withheld. Thirty days following issuance by the IEPA of a NFR Letter with respect to the Peoria, Illinois property, the following amount shall be disbursed from the Environmental Escrow Fund to Seller: $100,000 less any amounts paid from the Environmental Escrow Fund for remediation work at the Peoria property and less any pending requests with the Escrow Agent for payment for remediation work at the Peoria property. Thirty (30) days after IEPA issues an NFR Letter for the Joliet, Illinois property, the following shall be disbursed from the Environmental Escrow Fund to the Seller: $165,000 less any amounts paid from the Environmental Escrow Fund for remediation work at the Joliet property and less any pending requests for payment for remediation work at the Joliet facility. After both NFR Letters are issued by IEPA, any amounts remaining in the Environmental Escrow Fund less the amount of any pending requests for reimbursement for remediation work at any of the two facilities shall be disbursed to Seller.

(b)(ii) Seller and Buyer agree to attempt to resolve informally all disputes that may arise as to each party’s obligations under this Section 6.13. If a dispute arises regarding any matter hereunder, the party claiming the dispute shall submit in writing to the other party a letter describing the nature of the dispute and any details known at that time (the “Dispute Notice”). If, within fifteen (15) days after receipt of the Dispute Notice, the parties are unable to resolve the dispute, the disputed matter is to be submitted to mediation. The parties shall mutually select a mediator and the mediation shall occur within forty-five 45 days after the receipt of the Dispute Notice. Any default hereunder shall not be actionable until the earlier to occur of (i) such time as the mediation has been completed, or (ii) forty-five (45) days from the date of the Dispute Notice. If any dispute is being mediated as provided herein, any deadlines contained in this Section 6.13 impacted by such dispute shall be tolled until the earlier of the parties’ resolution of the dispute or forty-five (45) days after the date of the Dispute Notice.

6.14 Replacement of Seller’s Letter of Credit. As soon as practicable after the Closing, Buyer shall provide a letter of credit to replace Seller’s letter of credit regarding Seller’s galvanizing plant in Winsted, Minnesota.

7. Closing Deliveries.

7.1 Seller’s and Shareholder’s Closing Deliveries.

7.1.1 Seller shall deliver all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those Contracts to be assigned to Buyer pursuant hereto upon terms acceptable to Buyer in its sole discretion.

7.1.2 Seller shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement and such other bills of sale, deeds, instruments of assignment and other appropriate documents (including the Deeds) as may be requested by Buyer in order to carry out the intentions and purposes hereof.

7.1.3 Seller, the Shareholders and the Escrow Agent shall execute and deliver the Escrow Agreement.

7.1.4 Seller shall deliver to Buyer a certificate, dated the Closing Date, of Seller’s corporate Secretary certifying:

(i) resolutions of its Board of Directors and shareholders approving and adopting this Agreement and all transactions contemplated hereby and authorizing Seller’s execution, delivery and performance of this Agreement and all agreements, documents and transactions contemplated hereby; and

(ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

7.1.5 Seller shall deliver the approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby.

7.1.6 Seller shall execute and deliver the Receivables Guaranty.

7.1.7 Kevin Irving shall execute and deliver an Employment and Noncompetition Agreement with Buyer in substantially the form attached hereto as Exhibit F (the “Kevin Irving Employment Agreement”).

7.1.8 Seller shall deliver a certificate substantially in the form of Exhibit G from an officer of the Seller dated on the Closing Date certifying the non-foreign status of the Seller in the form and substance as required under the Treasury Regulations under Sections 897 and 1445 of the Code.

7.1.9 Laxman Alreja shall execute and deliver a Consulting Agreement with Buyer in substantially the form attached hereto as Exhibit I (the “Laxman Alreja Consulting Agreement”).

7.2 Buyer’s Closing Deliveries.

7.2.1 Buyer shall deliver (i) the Initial Payment in accordance with Section 2.1 hereof and (ii) the Indemnity Deposit and Environmental Deposit to the Escrow Agent.

7.2.2 Buyer shall execute and deliver the Bill of Sale, Assignment and Assumption Agreement.

7.2.3 Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement.

7.2.4 Buyer shall execute and deliver the Kevin Irving Employment Agreement.

7.2.5 Buyer shall execute and deliver the Laxman Alreja Consulting Agreement.

8. Miscellaneous.

8.1 Notices. Any notice, consent, approval, request, demand, declaration or other communication required hereunder shall be in writing to be effective and shall be given and shall be deemed to have been given if (i) delivered in person with receipt acknowledged, (ii) telexed or telecopied and electronically confirmed, (iii) deposited in the custody of a nationally recognized overnight courier for next day delivery, or (iv) placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, in each case addressed as follows:

If to Buyer:

c/o AZZ incorporated

University Centre I

Suite 200

Fort Worth, Texas 76107

Attention: David H. Dingus, Chief Executive Officer

Facsimile #: 817/336-4211

Confirming #: 817/810-0095

Copies to:

F. Richard Bernasek, Esq.

Kelly Hart & Hallman LLP

201 Main Street

Suite 2500

Fort Worth, Texas 76102

Facsimile #: 817/878-9709

Confirming #: 817/878-3509

and

S. Benton Cantey, Esq.

Kelly Hart & Hallman LLP

201 Main Street

Suite 2500

Fort Worth, Texas 76102

Facsimile #: 817/878-9759

Confirming #: 817/878-3559

If to Seller or the Shareholders:

Laxman Alreja

1750 Buena Vista Drive

Wheaton, IL 60187

Facsimile #: 630/510-3552

Confirming #: 630/510-2276

Copies to:

Mark D. Toljanic

Martin, Craig, Chester & Sonnenschein LLP

2215 York Road, Suite 550

Oak Brook, IL 60523

Facsimile #: 630/472-0048

Confirming #: 630/472-3410

or at such other address as may be substituted by giving the other parties not fewer than five business days’ advance written notice of such change of address in accordance with the provisions hereof. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly served, delivered and received on the date on which personally delivered with receipt acknowledged or telecopied or telexed and electronically confirmed, or 48 hours after being deposited into the custody of a nationally recognized overnight courier for next day delivery, or five business days after the same shall have been placed in the federal mail as aforesaid. Failure or delay in delivering copies of any consent, notice, demand, request, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

8.2 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto, the Buyer Indemnitees (but only with respect to Section 5 hereof), or their respective successors and permitted assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.3 Entire Agreement. This Agreement, together with the Exhibits, Schedules and other agreements and documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. Except as specifically included or referred to herein, this Agreement and the Exhibits, Schedules and other agreements and documents contemplated hereby supersede all prior understandings, negotiations and agreements concerning the matters specified herein, including, without limitation, that certain Confidentiality Agreement dated December 11, 2007 and that certain Letter of Intent dated January 31, 2008. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other agreements and documents contemplated hereby, shall be given no force or effect (except as specifically included or referred to herein). The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification or amendment of any provision hereof shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.4 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party execute the same counterpart, so long as identical counterparts are executed by all parties. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple signature pages affixed thereto constitutes an original counterpart instrument. All such counterpart signature pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single signature page.

8.6 Headings. Headings of the Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever.

8.7 Waivers. Any party may, by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties hereunder; (ii) waive any inaccuracies in the representations or warranties of the other parties contained herein or in any other agreement or document delivered pursuant hereto; (iii) waive compliance with any of the conditions or covenants of the other parties contained herein; or (iv) waive performance of any of the obligations of the other parties hereunder. Except as provided in the preceding sentence, no action taken pursuant hereto, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. No failure or delay on the part of any party in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties, shall operate as a waiver of such right, privilege, power or remedy; nor shall any single or partial waiver or exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy, or the exercise of any other right, privilege, power or remedy. No notice or demand on any party in any case shall entitle such party to any other or future notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or future action in any circumstances without notice or demand.

8.8 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

8.9 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.10 Severability. If for any reason whatsoever, any one or more of the provisions hereof shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions hereof illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

8.11 Assignability. Neither this Agreement nor any of the parties’ rights hereunder may be assigned or otherwise transferred by any party without the prior written consent of the other parties; provided, however, that Buyer’s or its successors’ or assigns’ rights hereunder may be assigned or otherwise transferred, in whole or in part, without any other party’s consent (i) to any successor by merger or consolidation, (ii) to any bank or other financial institution, or to any individual, partnership, corporation or other entity, providing any financing to Buyer, its successors or assigns, or (iii) to any individual, partnership, corporation or other entity deriving title from Buyer, or its successors or assigns, to all or substantially all of the Purchased Assets as constituted on the date of any such transfer. No assignment or other transfer permitted by this Section 8.11 shall operate as a release of the assignor’s obligations or liabilities hereunder, and the assignor shall remain liable hereunder notwithstanding such assignment or other transfer. In the event of any assignment or other transfer permitted by this Section 8.11, an instrument of assignment shall be executed by the assignee and shall expressly state that the assignee assumes all of the applicable obligations and liabilities of the assignor contained herein.

8.12 Drafting. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another.

8.13 References. The use of the words “hereof,” “herein,” “hereunder,” “herewith,” “hereto,” “hereby,” and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise.

8.14 Calendar Days, Weeks and Months. Unless otherwise, specified herein, any reference to “day,” “week,” or “month” herein shall mean a calendar day, week or month.

8.15 Gender; Plural and Singular. Where the context clearly indicates otherwise, the singular shall include the plural and vice versa. Whenever the masculine, feminine or neuter gender is used inappropriately in this Agreement, this Agreement shall be read as if the appropriate gender had been used.

8.16 Cumulative Rights. All rights and remedies specified herein are cumulative and are in addition to, not in limitation of, any rights or remedies the parties may have at law, in equity, or otherwise, and all such rights and remedies may be exercised singularly or concurrently.

8.17 No Implied Covenants. Each party, against the other, waives and relinquishes any right to assert, either as a claim or as a defense, that the other party is bound to perform or liable for the nonperformance of any implied covenant or implied duty or implied obligation.

8.18 Attorneys’ Fees. The prevailing party in any dispute between the parties arising out of the interpretation, application or enforcement of any provision hereof shall be entitled to recover all of its reasonable attorney’s fees and costs whether suit be filed or not, including without limitation costs and attorneys’ fees related to or arising out of any trial or appellate proceedings.

8.19 Indirect Action. Where any provision hereof refers to action to be taken by any person or party, or which such person or party is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person or party.

[Remainder of Page Intentionally Left Blank-Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year hereinabove first set forth.

BUYER:

ARBOR-CROWLEY, INC.

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President

AZZ:

AZZ incorporated

By:	/s/ David H. Dingus
Name:	David H. Dingus
Title:	President and Chief Executive Officer

SELLER:

AAA INDUSTRIES, INC.

By:	/s/ Laxman Alreja
Name:	Laxman Alreja
Title:	President

SHAREHOLDERS:

By:	/s/ Laxman Alreja
Name:	Laxman Alreja, as duly appointed agent and attorney-in-fact for the Shareholders identified on Schedule 3.3 attached hereto, pursuant to Shareholder Agreement dated March 8, 2008

The following Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K. A supplemental copy of such Exhibits and Schedules shall be furnished to the Securities and Exchange Commission upon request.

Exhibit
A	Form of Bill of Sale, Assignment and Assumption Agreement
B	Form of Warranty Deed
C	Form of Escrow Agreement
D	Financial Statements
E	Form of Receivables Guaranty
F	Kevin Irving Employment Agreement
G	Form of FIRPTA Certificate
H	Purchased Assets Value and Assumed Liabilities Value Calculation
I	Laxman Alreja Consulting Agreement

Schedule
1.1.1	Certain Purchased Assets
1.1.1(a)	Certain Leased Assets
1.1.2	Excluded Assets
1.2A	Certain Assumed Liabilities
1.2B	Assumed Contracts
1.3(viii)	Minnesota Plant Liabilities
3.1	Subsidiaries
3.2	Seller’s and Shareholders’ Third Party Consents Required
3.3	Ownership of Capital Stock of Seller
3.5	Certain Changes or Events
3.6	Tax Matters
3.7	Condition of Purchased and Leased Assets
3.10	Business Property Rights
3.11	Real Property
3.11(b)	Leases
3.11(c)	Copies of Leases and Other Real Property Documentation That Has Not Been Made Available to Buyer
3.12	Encumbrances
3.13	Licenses and Permits
3.14	Compliance with Law
3.15	Pending or Threatened Litigation or Claims
3.16	Contracts
3.16(a)	Nonassignable Contracts
3.17	Employment and Labor Agreements
3.18	Employee Plans
3.21	Insurance
3.22	Environmental Matters
3.20(a)	Environmental Assessment Reports
3.21(a)	Customers
3.21(b)	Suppliers
6.9	Employees of Seller and Annual Compensation Rates
6.11.4	Title Policies